EXHIBIT 3.2
CERTIFICATE OF RETIREMENT
OF
CLASS B COMMON STOCK
OF
BLOOM ENERGY CORPORATION

Pursuant to Section 243(b)
of the General Corporation Law
of the State of Delaware

Bloom Energy Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:
1.Section 1.1 of Article IV of the Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on July 27, 2018 and amended on May 31, 2022 (as amended, the “Restated Certificate”) provides, among other things, that the total number of shares of capital stock that the Corporation shall have authority to issue is 1,220,000,000 shares, consisting of three classes: (i) 600,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), (ii) 600,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”), and (iii) 20,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).
2. 129,907,258 outstanding shares of Class B Common Stock have been converted into shares of Class A Common Stock pursuant to the provisions of the Restated Certificate and there are no shares of Class B Common Stock currently outstanding.
3.The Restated Certificate provides that, following the conversion of shares of Class B Common Stock into shares of Class A Common Stock, the shares of Class B Common Stock so converted shall automatically be retired and shall not be reissued by the Corporation.
4.The Board of Directors of the Corporation has adopted resolutions retiring all of the previously outstanding shares of Class B Common Stock.
5.Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the filing of this Certificate of Retirement, the Restated Certificate shall be amended so as to reduce the total authorized number of shares of the capital stock of the Corporation by 129,907,258 shares of Class B Common Stock, such that the total number of authorized shares of the Corporation shall be 1,090,092,742 shares, such shares consisting of (i) 600,000,000 shares designated Class A Common Stock, (ii) 470,092,742 shares designated Class B Common Stock, and (iii) 20,000,000 shares designated Preferred Stock.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed and attested by its duly authorized officer this 7th day of November, 2023.

BLOOM ENERGY CORPORATION

By: /s/ Shawn M. Soderberg
Name: Shawn M. Soderberg
Title: EVP, General Counsel and Secretary